EXHIBIT 10-21

GANNETT CO., INC.
2015 DEFERRED COMPENSATION PLAN
RULES FOR POST-2004 DEFERRALS
Amendment No. 5

Effective as of December 7, 2019, Gannett Co. Inc. hereby amends the Gannett Co., Inc. Deferred Compensation Plan, Rules for Post-2004 Deferrals, as amended, (the “Plan”) as follows:

1.
The first sentence of Section 2.5(c) is amended by adding the following parenthetical to the end of such sentence: “(except for election changes that are permitted by the Committee under circumstances that are permissible under Section 409A)”.

2.	The first sentence of Section 2.6(a) is amended by replacing the references to “Section 2.9(b)” and “Section 2.9(c)” with “Section 2.9”.

3.	Section 2.9 is amended by adding the following new subsection (l):

(l)
In lieu of the rules set forth in Section 2.9(b), (c) and (f) above, the following payment election rules shall apply to Director Participants with respect to deferral elections made on or after December 7, 2018:

•
At the time a deferral election is made, the Director Participant shall choose the date on which payment of the amount credited to the Deferred Compensation Account is to commence, which date shall be either April 1 or October 1 of: (i) the year of the Director Participant’s separation from service, (ii) the year next following the Director Participant’s separation from service, or (iii) any other calendar year specified by the Director Participant provided that such year is, or is prior to, the year that the Director Participant attains his/her mandatory retirement date as in effect as of the date the deferral election is made (“Payment Commencement Date”).

•
At the time the election to defer is made, the Director Participant may choose to receive payments either: (i) in a lump sum, or (ii) in up to fifteen annual installments. The method of paying a Deferred Compensation Account is the “Method of Payment.” The amount of any payment under the Plan shall be the value attributable to the Deferred Compensation Account on the last day of the month preceding the month of the payment date, divided by the number of payments remaining to be made, including the payment for which the amount is being determined.

•
Under rules prescribed by the Committee, at the time the election to defer is made, a Director Participant may elect to allocate a portion of the Director Participant’s deferral elections to pre-existing Deferred Compensation Accounts and/or a new Deferred Compensation Account established for such deferral. Notwithstanding the foregoing, excluding Deferred Compensation Accounts established for amounts that the Company contributes under Section 2.11 or Article 5, the maximum number of Deferred Compensation Accounts a Director Participant may have at any time is five, subject to the Committee’s right to increase such limit. Except as provided in subsection (e), the payout rules for a Deferred Compensation Account may not be changed after the rules for that Account have been established.

•	The payment rules set forth in Section 2.9(f) shall not apply to Director Participant deferral elections made on or after December 7, 2018.

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of December 7, 2018.

GANNETT CO., INC.

By: /s/ David Harmon
Name:    David Harmon
Title:     Chief People Officer

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